Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of January 24, 2011, is made by and between Cavico Corp., a Delaware corporation having its principal office at 17011 Beach Blvd; Suite 1230 Huntington Beach, California 92647 (the “Company”) and Philip Bolles, an individual with a mailing address of 11318 Provencal Place, San Diego, California 92128 (the “Executive”) based upon the following:

In consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

1 Employment. The Company shall employ Executive to act as its Chief Financial Officer until December 31, 2011 or until terminated pursuant to Section 7 or Section 8 hereto.

2 Services. Executive shall report to the Company’s Board of Directors and shall devote his entire productive time, ability, and attention to the Company’s business during the period of this Agreement.  In his capacity as Chief Financial Officer, Executive shall be primarily responsible for the duties set forth on Exhibit A attached hereto. Executive shall do and perform all services, acts, or things necessary or advisable to discharge his duties under this Agreement, and such other duties as are commonly performed by an employee of his position.

3 Compensation. As compensation for all services to be rendered by Executive hereunder during the Term, the Company agrees to pay to Executive (a) a cash salary of US$ 14,166.67 per month ($170,000 per year), payable in accordance with Company’s standard pay policies and procedures, which currently provide for a semi-monthly payroll period and (b) 2,250 shares of the Company’s unregistered, restricted common stock each month (27,000 shares per year), to be issued to the Executive on or before the fifth business day of each month.

4 Expenses.  Executive will work principally from Executive’s office in San Diego and Executive shall travel to Viet Nam and the Company’s offices in Huntington Beach as necessary to work with the Company’s management and accounting staff.  The Company shall reimburse, in accordance with the Company's policies as in effect from time to time, all of Executive's meals and reasonable business expenses, other than costs related to travel to and from the Company’s office in Huntington Beach, California.  Notwithstanding any Company policy to the contrary, the Executive shall be reimbursed for Business Class travel on all international flights and lodging suitable to the Executive to enable the Executive to perform his duties (e.g., provide the Executive with an Internet connection).

5 Vacation and Holidays.  Executive shall be entitled 20 days of vacation time each year without loss of compensation.  Executive shall be entitled to recognize without loss of pay all holidays designated as such by banks in California.  Upon the termination of this Agreement, Executive will not be paid for any unused vacation days.

6 Personal Conduct.  Executive agrees to comply with all present and future policies, requirements, directions, reasonable requests in connection with the Company’s business.

7 Termination of Employment.  The Company or Executive may terminate employment with the Company hereunder by giving 30 days prior written notice to the Board of Directors of the Company if the Company is delisted from the NASDAQ Capital Market and subsequent to such delisting, the Company’s common stock is not quoted on a bulletin board.

8 Termination for Cause.  Notwithstanding anything else in this Agreement, the Company may terminate Executive’s employment immediately if termination is for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(a) Executive violates any law, rule or regulation applicable to the Company or Executive relating to the business operations of the Company that may have a material adverse effect upon the Company’s business, operations or condition (financial or otherwise);

(b) Executive commits such acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct which results in material harm to the Company or its business;

(c) Executive breaches, neglects or does not adequately perform the duties and responsibilities which he is required to perform under the terms of the Agreement; or

(d) the death of the Executive or the Executive’s inability to perform duties assigned to him for a period of 30 days.

The Company may terminate this Agreement for Cause immediately upon written notice of termination to Executive; provided, however, if the Company gives the Executive a notice of termination pursuant to Section 8(c) of this Agreement, then Executive shall be entitled to a period of thirty (30) days from the date of receipt of the written notice of termination to cure the alleged violations.  Except as otherwise set forth in this Section 8, upon any termination, the obligations of Executive and the Company under this Agreement shall immediately cease.  Such termination shall be without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement.  If Executive’s employment is terminated pursuant to this Section 8, the Company shall pay to Executive (i) Executive’s accrued but unpaid compensation through the effective date of the termination; and (ii) business expenses incurred prior to the effective date of termination.

9 Assignment; Survival.  Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, and their respective successors and assigns, upon liquidation, dissolution or winding up of the Company, or upon any sale of all or substantially all of the assets of the Company, or upon any merger or consolidation of the Company, as though successors and assigns of the Company and their respective successors and assigns were the Company.

10 Non-Disclosure. Except as required by his duties hereunder, Executive agrees that he will never, during or after his employment with the Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information without the prior written consent of the Company.  Upon termination of his employment with the Company, all Confidential Information, including all whether prepared by Executive or others, will be left with or promptly returned by Executive to the Company.

Confidential Information means all secret proprietary information of the Company or any subsidiary of whatever kind or nature disclosed to Executive or known by Executive (whether or not discovered or developed by Executive) as a consequence of or through his employment with the Company. Such proprietary information shall include without limitation, all customers lists, price quotations, costs, price lists, employee information, supplier information, marketing information and strategies and all information relating to the Company, any of which information is not generally known in the industry or in related industries in which the Company or any subsidiary engages in business.

11 Non-Competition.

11.1 For a period of one year from the termination of this Agreement, Executive will not personally participate in the competitive bidding process or other contract solicitation from any customer of the Company or on or with respect to any customer, project, facility or installation to which the Company provides services on the date of termination of this Agreement; provided that the Company remains active with the customer, project, facility or installation after the time of the termination.

11.2 For a period of one year from the termination of this Agreement, Executive agrees not to recruit or solicit the employment or services of, or induce employees of, the Company or any of the Company’s subsidiaries to terminate their employment.

12 Miscellaneous.

(a)           Preparation of Agreement.  It is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of the same.  In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

 (c)           Interpretation.  Entire Agreement/No Collateral Representations.  Each party expressly acknowledges and agrees that this Agreement, including all exhibits attached hereto: (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof and (2) supersedes any prior or contemporaneous agreements, promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written.  Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification or supplement is sought

(d)           Waiver.  No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or as otherwise expressly authorized herein.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

(e)           Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal, or unenforceable under present or future laws effective during the period of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

(f)           No Third Party Beneficiary.  Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create any third party beneficiary obligations, and specifically declare that no person or entity, other than as set forth in this Agreement, shall have any rights hereunder or any right of enforcement hereof, except the heirs and personal representatives of Executive in the event of Executive’s death or disability.

(g)           Applicable Law.  This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall be solely governed by, interpreted under, and construed and enforced in accordance with the laws (without regard to the conflicts of law principles thereof) of the State of California, as if this agreement were made, and as if its obligations are to be performed, wholly within the State of California.

(h)           Consent to Jurisdiction; Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be filed in and heard and litigated solely before the state courts of California located within Orange County.

(i)           No Assignment of Rights or Delegation of Duties by Executive.  Executive’s rights and benefits under this Agreement are personal to him and therefore (i) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) Executive may not delegate his duties or obligations hereunder.

(j)           Notices.  All notices required or permitted hereunder shall be given or made in writing and shall be sufficiently given by express mail service to the addresses for each party first written above, which shall be effective on the date of receipt, or by email, which shall be effective upon confirmation of delivery by the recipient.

(k)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any form hereto by having attached to it one or more additional signature pages.  If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

Cavico Corp.

By:_______________________________

Name:   Ha Quang Bui
Title: Chief Executive Officer

EXECUTIVE

By:_______________________________

Philip Bolles

EXHIBIT A

1.
Preparation of quarterly and annual financial statements in accordance with GAAP, sufficient to present to management and the Company’s independent auditor, including the management of reserves and allowances.

2.	Periodic travel to Vietnam to supervise the Company’s accounting and finance professionals;

3.	Develop, with the Company’s accounting staff, procedures to prepare monthly income statements and balance sheets for the Company and its subsidiaries.

4.	Maximize cash flow, including accounts payable and receivable

5.	Establish systems to maintain accounting records and reports;

6.	Serve as the Company’s Principal Financial Officer and

a.
together with the Company's Principal Executive Officer, develop and supervise and evaluate the effectiveness of the design and operation of the Company's SEC mandated disclosure controls and procedures;

b.	together with the Company's Senior Vice President, develop a budget plan;

c.	evaluate, supervise and negotiate the Company's banking needs and relationships; and

d.
participate in all strategic planning, including providing support to and, once the financial reporting process has been resolved, participating in the Company’s road show activities to obtain investment funds.

7.	Review and assist in the preparation of all periodic SEC reports; and

8.	Prepare a monthly report for the Board of Directors on the changes and improvements in the Company’s internal control systems.

A - 1